Exhibit 99.1

Contact:
UPS Media Relations: pr@ups.com
UPS Investor Relations: investor@ups.com

 UPS APPOINTS KEVIN CLARK TO BOARD OF DIRECTORS

ATLANTA, March 3, 2025 – UPS (NYSE: UPS) today announced the appointment of Kevin Clark to the UPS Board of Directors, effective immediately.

Mr. Clark is Chair and Chief Executive Officer of Aptiv PLC, a global technology company focused on making the world safer, greener, and more connected. Aptiv’s industry-leading portfolio of advanced software, compute, interconnect, and electrical architecture solutions is driving transformation across industries, including automotive, aerospace and defense, telecommunications, commercial vehicle, and industrial markets.

“Kevin’s deep expertise in finance, technology, mobility, and industrial transformation make him an outstanding addition to the board, strengthening our stewardship of UPS,” said William Johnson, Chairman of UPS Board of Directors. “We’re excited to have Kevin join us and look forward to his contributions.”

Mr. Clark, 62, was named Aptiv Chair and CEO in 2022, and has successfully led the creation and implementation of Aptiv's business and technology strategies. He joined Aptiv in 2010 as Chief Financial Officer and served as Aptiv’s Chief Operating Officer before being named President and CEO in 2015. Prior to Aptiv, he was a founding partner of Liberty Lane Partners, LLC, and held leadership roles at Fisher Scientific International Inc. Kevin has both a bachelor's degree in financial administration and a Master of Finance from Michigan State University.

“Kevin brings a wealth of knowledge and experience in healthcare and technology, which are strategic areas for UPS,” said Carol Tomé, UPS Chief Executive Officer. “We regularly evaluate our board, and his addition strengthens our perspectives in critical areas where we aim to accelerate growth. We’re thrilled to have him join us.”

Mr. Clark is expected to join the board’s Audit Committee following UPS’s 2025 Annual Meeting of Shareowners.

About UPS
UPS (NYSE: UPS) is one of the world’s largest companies, with 2024 revenue of $91.1 billion, and provides a broad range of integrated logistics solutions for customers in more than 200 countries and territories. Focused on its purpose statement, “Moving our world forward by delivering what matters,” the company’s approximately 490,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to reducing its impact on the environment and supporting the communities we serve around the world. More information can be found at ups.com, about.ups.com and investors.ups.com.